UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 SCHEDULE 14A Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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STANDARD PACIFIC CORP.
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STANDARD PACIFIC CORP.
26 Technology Drive
Irvine, California 92618-2338

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 12, 2010

The 2010 Annual Meeting of Stockholders of Standard Pacific Corp. will be held at 26 Technology Drive, Irvine, CA 92618, on Wednesday, May 12, 2010 at 10:30 a.m., local time, for the following purposes:

(1)	To elect eight directors to hold office until the 2011 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

(2)	To approve the June 2009 stock option grant to Kenneth L. Campbell, our President and Chief Executive Officer;

(3)	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2010;

(4)	To consider a stockholder proposal regarding the adoption of quantitative goals to reduce greenhouse gas emissions; and

(5)	To transact such other business as may properly come before the Annual Meeting and any postponement or adjournment thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

The Board of Directors recommends stockholders vote FOR proposals (1), (2) and (3) and AGAINST proposal (4).

The Board of Directors has fixed the close of business on March 15, 2010 as the record date for the determination of stockholders entitled to receive notice of and to vote at the meeting and any postponements or adjournments of the meeting.  The presence, either in person or by proxy, of persons entitled to vote a majority of the voting power of our capital stock that is entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business at the meeting.  To ensure that your vote is recorded, please provide your voting instructions as soon as possible, even if you plan to attend the meeting in person.  We encourage you to vote via the internet or by telephone.  If you requested a printed set of proxy materials, you also have the option of voting by completing, signing, dating and returning the proxy card that accompanied the printed materials.  Submitting your vote via the internet or by telephone or proxy card will not affect your right to vote in person if you decide to attend the annual meeting.

We are pleased to take advantage of new rules that allow companies to furnish their proxy materials via the internet.  As a result, we are mailing to our stockholders a notice of internet availability of proxy materials instead of a paper copy of our proxy statement and our annual report to stockholders.  The notice of internet availability of proxy materials contains instructions on how to access those documents via the internet.  The notice of internet availability of proxy materials also contains instructions on how to request a paper copy of our proxy materials, including our proxy statement, our annual report to stockholders and a form of proxy card or voting instruction card, as applicable.  We believe that this process reduces the costs of printing and distributing our proxy materials and also provides other benefits.

By Order of the Board of Directors

JOHN P. BABEL
Secretary

Irvine, California
April 2, 2010

PROXY STATEMENT

STANDARD PACIFIC CORP.
26 Technology Drive
Irvine, California 92618-2338

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 12, 2010

GENERAL INFORMATION

This proxy statement contains information related to our annual meeting of stockholders to be held Wednesday, May 12, 2010, beginning at 10:30 a.m., local time, at our headquarters, located at 26 Technology Drive, Irvine CA 92618, and at any and all postponements and adjournments thereof (the “Annual Meeting”).  Your proxy for the meeting is being solicited by the Standard Pacific Corp. Board of Directors.  This proxy statement will be available on the internet, and the notice of internet availability of proxy materials is first being mailed to stockholders beginning on or about April 2, 2010.

The entire cost of this solicitation of proxies will be borne by the Company, including expenses in connection with preparing, assembling and mailing the notice of internet availability of proxy materials. The Company may reimburse brokers or persons holding stock in their names or in the names of their nominees for their expenses in sending proxies and proxy materials to beneficial owners who request paper copies. Certain officers, directors and regular employees of the Company, who will receive no extra compensation for their services, may solicit proxies by mail, telephone, facsimile, e-mail or personally.

In accordance with the rules and regulations adopted by the SEC, we have elected to provide access to our proxy materials to our stockholders via the internet.  Accordingly, a notice of internet availability of proxy materials has been mailed to our stockholders. Stockholders have the ability to access the proxy materials at www.proxyvote.com, or request that a printed set of the proxy materials be sent to them, by following the instructions set forth on the notice of internet availability of proxy materials.  Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy materials.  This means that only one copy of our proxy materials or notice of internet availability of proxy materials, as applicable, may have been sent to multiple stockholders in the same house.  We will promptly deliver a separate notice of internet availability of proxy materials and, if applicable, a separate proxy statement and annual report, to each stockholder that makes a request using the procedure set forth on the notice of internet availability of proxy materials.

RECORD DATE AND VOTING

As of March 15, 2010 (the “Record Date”), the Company had outstanding a total of 106,131,828 shares of Company common stock (the “Common Stock”) and 450,829 shares of Series B Junior Participating Convertible Preferred Stock (the “Series B Preferred Stock” and, collectively with the Common Stock, the “Shares”).  Holders of the Shares are entitled to receive notice of and to vote at the Annual Meeting.  The Shares vote together on all matters upon which the holders of Common Stock are entitled to vote, with holders of the Common Stock entitled to 51% of the total voting power of the Shares and holders of the Series B Preferred Stock entitled to 49% of the total voting power of the Shares.

The presence, either in person or by proxy, of persons entitled to vote a majority of the voting power of the Shares is necessary to constitute a quorum for the transaction of business at the Annual Meeting.

The persons named in the accompanying proxy card will vote Shares represented by all valid proxies in accordance with the instructions contained thereon.  In the absence of instructions, Shares represented by properly completed proxies will be voted:

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FOR the election of the directors of the Company designated herein as nominees (see “Election of Directors” at page 9 of this proxy statement), except that shares of Series B Preferred Stock will be voted in the same proportion as shares of Common Stock vote;

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FOR approval of the Company’s June 2009 stock option grant to Kenneth L. Campbell, the Company’s President and Chief Executive Officer (see “Proposal No. 2: Approval of June 2009 Stock Option Grant to Kenneth L.  Campbell”);

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FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2010 (see “Proposal No.3: Ratification of the Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm”); and

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AGAINST approval of a stockholder proposal regarding the adoption of quantitative goals for the reduction of greenhouse gas emissions (see “Proposal No. 4: Stockholder Proposal Concerning the Adoption of Quantitive Greenhouse Gas Emissions Goals,” including “Management’s Statement in Opposition to Proposal No. 4”).

Any stockholder may revoke his or her proxy at any time prior to its use by writing to the Secretary of the Company, by voting again via mail, telephone or the internet, or by attending the Annual Meeting and casting his or her vote in person.  A stockholder’s last timely vote will be the vote that is counted.

If your shares are held in a brokerage account or by another nominee, you are considered the “beneficial owner” of shares held in “street name”, and the Notice is being forwarded to you by your broker or nominee (the “record holder”) along with a voting instruction card.  As the beneficial owner, you have the right to direct your record holder regarding how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions.  Rules of the New York Stock Exchange (the “NYSE”) determine whether proposals presented at stockholder meetings are “routine” or “non-routine.” If a proposal is routine, a broker or other entity holding shares for a beneficial owner in street name may vote on the proposal without voting instructions from the owner.  If a proposal is non-routine, the broker or other entity may vote on the proposal only if the beneficial owner has provided voting instructions.  A “broker non-vote” occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the beneficial owner does not provide instructions.

Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting.  The election inspectors will treat abstentions and broker non-votes as Shares that are present and entitled to vote for purposes of determining the presence of a quorum.  For purposes of determining the outcome of any matter as to which a broker or nominee has physically indicated on the proxy or indicated electronically that it does not have discretionary authority to vote, those Shares will be treated as not present and not entitled to vote with respect to that matter (even though those Shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).  Under such circumstances, the broker non-vote will have no effect on the outcome of the vote on such proposal.

Stockholders can provide voting instructions by telephone by calling toll free 1-800-690-6903 from the U.S. or Canada, or via the internet at www.proxyvote.com at any time before 11:59 p.m. Eastern Time on May 11, 2010. Telephone and internet voting access is available 24 hours a day, 7 days a week until 11:59 p.m. Eastern Time on May 11, 2010.  Please have your notice and proxy control number in hand when you telephone or visit the website.

BOARD OF DIRECTORS, COMMITTEES OF THE BOARD AND CORPORATE GOVERNANCE

Board Leadership Structure

Our Corporate Governance Guidelines provide that the Company’s Chairman of the Board and Chief Executive Officer will be selected in the manner that the Board of Directors deems is in the best interest of the Company at a given point in time.  The Board does not have a policy as to whether the roles of Chairman and Chief Executive Officer should be separate or combined and, if the roles are to be separate, whether the Chairman should be selected from the non-employee directors or be an employee.  The Board believes that it is appropriate for the Company’s Chief Executive Officer to serve as a member of our Board of Directors.

In December 2008, our Board separated the roles of Chairman and Chief Executive.  At that time, Ronald R. Foell, an independent member of the Board of Directors who has served as a director of the Company since its inception in 1966, was appointed to serve as Chairman of the Board and Kenneth L. Campbell, an executive new to the homebuilding business, was elected to serve as our Chief Executive Officer.  The Board of Directors determined that separating the roles of Chairman and Chief Executive at that time provided the Company with the advantage of Mr. Foell’s homebuilding expertise and long history with the Company to complement Mr. Campbell’s fresh approach to the homebuilding business.

Our Corporate Governance Guidelines provide that our Chairman will also serve as the Company’s Lead Independent Director if the Chairman is independent.  In cases where the Chairman is not independent, the Chairman of the Nominating and Corporate Governance Committee will serve as our Lead Independent Director.  Since Mr. Foell is an independent member of the Board he also serves as our Lead Independent Director.  As Chairman of the Board and Lead Independent Director, Mr. Foell’s responsibilities include:

•	establishing the agenda for each meeting of the Board in consultation with the Chief Executive Officer and developing the agenda for each executive session of the independent directors;

•	convening and chairing each meeting of the Board and the regular executive sessions of the independent directors;

•	coordinating and developing the agenda for executive sessions of the independent directors;

•	coordinating feedback to the Chief Executive Officer on behalf of the independent directors regarding business issues and management;

•	reviewing, and approving if appropriate, requests for required approvals under the Company’s Code of Business Conduct and Ethics with regard to proposed Executive Officer and Director conduct; and

•	acting as the designated spokesperson for the Board when it is appropriate for the Board to comment publicly on any matter.

In addition to Mr. Foell, the chairman of each of the standing committees of our Board provides leadership to the Board within the area for which his committee is responsible. The following is a description of each of the standing committees of our Board of Directors.

Committees of the Board of Directors

During 2009, our Board of Directors had standing Audit, Compensation, Nominating and Corporate Governance, and Executive Committees. The current membership of each committee is as follows, with the chairman of the committee listed first.

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Executive Committee
Douglas C. Jacobs	Bruce A. Choate	James L. Doti	Kenneth L. Campbell
Bruce A. Choate	F. Patt Schiewitz	Douglas C. Jacobs	Ronald R. Foell
F. Patt Schiewitz	James L. Doti	F. Patt Schiewitz	Douglas C. Jacobs

Audit Committee:  The Audit Committee, which held eight meetings during 2009, represents the Board in discharging its responsibilities relating to the accounting, reporting, and financial practices of the Company and its subsidiaries and is also responsible for providing oversight to the Company’s risk management function.  Under the Audit Committee’s charter, the committee is required to meet at least six times per year or more frequently as circumstances dictate. The Audit Committee has general responsibility for:

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overseeing the integrity of the Company’s accounting, auditing and financial reporting processes, the adequacy of the Company’s internal controls and the fullness and accuracy of the Company’s financial statements;

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reviewing with management and the Company’s independent auditors the Company’s annual financial statements and Annual Report on Form 10-K and quarterly financial statements and Quarterly Reports on Form 10-Q prior to filing with the SEC;

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appointing the Company’s independent auditors, reviewing their independence, effectiveness and significant relationships with the Company, and approving the hiring by the Company of current and  former employees of the independent auditors;

•	pre-approving all audit engagement fees and terms and all non-audit engagements with the Company’s independent auditors;

•	approving major changes to the Company’s internal auditing and accounting principles and practices;

•	overseeing the Company’s guidelines and policies with respect to risk assessment and risk management;

•	establishing, reviewing and updating a code of ethical conduct and a whistleblower complaint procedure;

•	reviewing legal compliance matters and the adequacy of the Company’s disclosure controls;

•	discussing the general types of information to be disclosed and presentation of earnings press releases;

•	reviewing annually the performance of the Committee and the contents of the Audit Committee charter; and

•	performing any other actions that the Board of Directors deems appropriate.

The Audit Committee has been established in accordance with applicable SEC rules and regulations, and all the members of the Audit Committee are independent directors as independence for audit committee members is defined in the NYSE listing standards.  In addition, the Board of Directors has determined that Douglas C. Jacobs qualifies as an “audit committee financial expert” within the meaning of applicable SEC rules and regulations.

Compensation Committee:  The Compensation Committee, which held eight meetings during 2009, represents the Board in discharging its responsibilities relating to the oversight of compensation paid to Company employees, directors and executives.  All of the members of the Compensation Committee are independent directors as defined under the NYSE listing standards, Section 162(m) of the Internal Revenue Code and SEC Rule 16b-3.

Under the Compensation Committee’s charter, the committee is required to meet at least four times per year or more frequently as circumstances dictate. The Compensation Committee has general responsibility for:

•	establishing the Company’s compensation philosophy, objectives and policies;

•	reviewing, establishing and approving compensation programs and levels of compensation for the Company’s directors and executive officers, including equity based compensation awards;

•	administration of stock incentive plans (including the selection of employees to receive awards and the determination of the terms and conditions of such awards);

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annually reviewing and appraising the performance of the Company’s Chief Executive Officer and providing developmental feedback to the Chief Executive Officer and, when appropriate, to the other executive officers of the Company;

•	making recommendations to the Board on management succession relating to the selection of the Chief Executive Officer and other executive officer positions; and

•	establishing and reviewing compliance with director and executive officer stock ownership guidelines.

In determining executive compensation, the Compensation Committee may take into consideration the research and recommendations provided by an independent consultant engaged directly by the Committee, as well as recommendations made by the Company’s Chief Executive Officer. This process is described in greater detail in the “Compensation Discussion and Analysis” section which begins at page 18 of this proxy statement.  The Compensation Committee generally does not delegate authority granted the committee by its charter.

Nominating and Corporate Governance Committee:  The Nominating and Corporate Governance Committee held three meetings during 2009.  All of the members of the committee are independent directors as defined under the NYSE listing standards. The Nominating and Corporate Governance Committee’s charter requires that the committee meet at least once per year, or more frequently as circumstances dictate, and that it will have general responsibility for:

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recommending the slate of directors to be nominated by the Board for election by the stockholders at the annual meeting of stockholders and reviewing and recommending candidates to fill vacancies on the Board;

•	recommending to the Board the composition of board committees;

•	developing and implementing the Company’s Corporate Governance Guidelines;

•	monitoring a process to assess the effectiveness of the Board;

•	making recommendations on executive succession; and

•	considering properly submitted stockholder proposals, including proposals that nominate candidates for membership on the Board.

Executive Committee:  The Executive Committee, which held no meetings during 2009 but acted regularly by written consent, represents the Board of Directors in discharging all of its responsibilities between board meetings, and may generally exercise all of the powers of the Board of Directors, except those powers expressly reserved by applicable law to the Board of Directors or that must be made by independent directors, in the management and direction of the business and conduct of the affairs of the Company, subject to any specific directions given by the Board of Directors.

Board of Directors Meetings and Attendance

During 2009, the Company’s Board of Directors held five meetings in addition to the committee meetings discussed above. Each of the directors attended at least 75% of the total number of meetings of the Board of Directors and committees on which he then served. In addition, the Company’s non-management directors held four formal quarterly meetings without the presence of management (executive sessions), as well as a number of additional informal meetings without the presence of management, from time to time, as determined necessary by the Lead Independent Director. Many of our Directors choose to attend annual meetings of the Company’s stockholders, although we do not have a policy requiring such attendance.  The 2009 annual meeting of stockholders was attended by Kenneth L. Campbell, Bruce A. Choate, and Douglas C. Jacobs.

Communications with the Board of Directors

Stockholders and other interested parties may communicate with the Board of Directors, including the Lead Independent Director, by sending written communications to the attention of the Corporate Secretary at the Company’s principal executive offices listed on page 33 of this proxy statement. All such communications received by the Company are compiled by the Corporate Secretary and forwarded to the Lead Independent Director, Committee Chairman, or other directors as appropriate.

Corporate Governance Guidelines and Director Independence

Our Corporate Governance Guidelines provide a framework for the corporate governance initiatives and cover topics including, director independence, selection and composition of the Board of Directors and its committees, director compensation and performance of the Board of Directors. The Nominating and Corporate Governance Committee is responsible for, among other matters, overseeing and reviewing the guidelines and reporting and recommending to the Board of Directors any changes thereto.

The Corporate Governance Guidelines provide that a majority of the members of the Board of Directors must meet the criteria for independence as required by the NYSE listing standards. As set forth in the Corporate Governance Guidelines, a director will be independent only if the Board of Directors determines, after consideration of all relevant facts and circumstances, that such director is a person who is free from any relationship that would interfere with the exercise of independent judgment as a member of the Board of Directors. In making that determination, the Board of Directors has adopted the categorical standards relating to director independence set forth in Section 303A.02(b) of the NYSE listing standards.

The Board of Directors has determined that each of its current members (except for Kenneth L. Campbell, David J. Matlin, and Peter Schoels) meet the aforementioned independence standards.  Mr. Matlin and Mr. Schoels do not meet the aforementioned independence standards because they are employed by MatlinPatterson Global Advisers LLC, an affiliate of MatlinPatterson, which was paid an advisory fee of $6.1 million by the Company in connection with the initial closing of MatlinPatterson’s investment transaction with the Company.  Mr. Campbell does not meet the aforementioned independence standards because he serves as our Chief Executive Officer and President.

Director Identification, Qualification and Nominating Procedures

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying nominees for director, including considering potential director candidates who come to the committee’s attention through current officers, directors, professional search firms, stockholders or other persons. In addition, pursuant to the terms of a stockholder agreement (the “Stockholder Agreement”) (described in more detail beginning on page 8 of this proxy statement under the heading “Certain Relationships and Related Transactions; Transactions with Related Persons”) between the Company and the Company’s largest stockholder, MP CA Homes, LLC (“MatlinPatterson”), MatlinPatterson is entitled to designate up to one less than a majority of the total number of directors as nominees  for Board of Directors membership.  The Nominating and Corporate Governance Committee is required to nominate each such person designated by MatlinPatterson if the committee determines that such nominees possess the characteristics required by the Company’s governance standards, provided, that, the committee is not obligated to nominate any MatlinPatterson nominee if such nominee is an officer or director of:

•	any company that competes to any significant extent with the business of the Company or its subsidiaries in the geographic areas in which they operate;

•	another company that has a class of equity securities registered with the SEC and that is engaged in substantial homebuilding or land development activities within the United States; or

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a company that does not have a class of equity securities registered with the SEC and that has annual revenues (in its most recently completed fiscal year) from homebuilding and land development activities within the United States of more than $200 million.

Once a potential nominee has been identified, the Nominating and Corporate Governance Committee evaluates whether the nominee has the appropriate skills and characteristics required to become a director in light of the then current make-up of the Board of Directors. This assessment includes an evaluation of the nominee’s judgment and skills, and the diversity of the nominee’s background and experience, such as depth of understanding of the Company’s industry, financial sophistication, leadership, objectivity and other factors deemed appropriate by the committee, all in the context of the perceived needs of the Board of Directors at that point in time.

In addition to the foregoing, the Company’s Corporate Governance Guidelines provide that each member of the Board of Directors should have the following minimum characteristics:

•	the highest character and integrity;

•	an ability and desire to make independent and thoughtful analytical inquiries;

•	meaningful experience at a strategy/policy setting level;

•	outstanding ability to work well with others;

•	sufficient time available to carry out the significant responsibilities of a member of the Board of Directors; and

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freedom from any conflict of interest (other than employment by the Company in the case of an inside director) that would interfere with his or her independent judgment and proper performance of responsibilities as a member of the Board of Directors.

If a stockholder believes that he or she has identified an appropriate candidate willing to serve on the Company’s Board of Directors, that stockholder should submit the recommendation for consideration to the Nominating and Corporate Governance Committee to the attention of the Corporate Secretary at the Company’s principal executive offices listed on page 33 of this proxy statement.  The Nominating and Corporate Governance Committee will review properly submitted stockholder recommendations in the same manner as it evaluates all other nominees.

In addition, the Company’s bylaws provide that nominations for the election of directors may be made by any stockholder entitled to vote in the election of directors; provided, however, that a stockholder may nominate a person for election as a director at a meeting of the stockholders only if written notice of such stockholder’s intent to make such nomination has been given to the Company’s Corporate Secretary at the Company’s principal executive offices not later than 90 days in advance of such meeting or, if later, the 7th day following the first public announcement of the date of such meeting. Each notice must set forth, among other things required by the Company’s bylaws: (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting and nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (iv) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (v) the consent of each nominee to serve as a director of the Company if so elected.

Risk Oversight

The Audit Committee is responsible for overseeing the Company’s guidelines and policies with respect to risk assessment and risk management.  The Audit Committee includes a discussion with management of the potential risks and exposures the Company faces and the steps management is taking to identify and manage those risks on the agenda for its regularly scheduled February and July meetings each year, and the committee and/or the full Board may also discuss risk issues with management at other times as they arise.  In addition, the full Board of Directors takes responsibility for overseeing some larger areas of operational risk, such as significant land purchases and financings.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all of the Company’s employees, including its senior financial and executive officers, as well as the Company’s directors. The Company will disclose any material waivers of, or amendments to, any provision of the Code of Business Conduct and Ethics that applies to the Company’s directors and senior financial and executive officers on its website, www.standardpacifichomes.com or in a current report on Form 8-K, as required.

In addition, the Company has adopted a whistleblower procedure pursuant to which employees have access to In addition, the Company has adopted a whistleblower procedure pursuant to which employees have access to our Board of Directors and senior management to raise any concerns about unethical business practices and other Company related concerns in confidence.

Access to Corporate Governance Documentation and Other Information Available on Our Website

The Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, and the charters for each of the Audit, Compensation, Nominating and Corporate Governance, and Executive Committees are accessible via the Company’s website at www.standardpacifichomes.com.

Certain Relationships and Related Transactions; Transactions with Related Persons

Our Code of Business Conduct and Ethics and our Employment of Relatives Policy govern transactions between the Company and our directors, executive officers, and their immediate family members. The Code of Business Conduct and Ethics provides that no director, executive officer, or any of their immediate family members may, directly or indirectly, sell, buy, lease, or otherwise provide or receive any goods, property or services from the Company without the approval of our Lead Independent Director. Our Employment of Relatives Policy provides that the approval of our Lead Independent Director must be obtained prior to the Company or any subsidiary hiring, transferring or promoting a relative of a director or executive officer. These policies do not set forth any categorical standards that the Lead Independent Director is required to follow when determining whether to grant or deny approval. Rather, we rely on the good judgment and common sense of our Lead Independent Director to determine in each instance whether the proposed transaction is consistent with the principles underlying our policies.

While the Company does not have a general policy regarding transactions between the Company and beneficial owners of five percent or more of the Shares, the terms of the Stockholder Agreement between the Company and MatlinPatterson (which, as of the Record Date, held 49% of the voting power of the Shares) provide a framework pursuant to which the Company’s transactions with MatlinPatterson will be analyzed.  The Stockholder Agreement provides that transactions with MatlinPatterson or its affiliates, other than certain acquisitions of the Company’s capital stock that require the approval of stockholders, are required to be required to be pre-approved by a majority of the non-management independent members of the Board of Directors.

To our knowledge, during 2009 there were no transactions between the Company and any of our directors, executive officers, five percent or greater beneficial owners of Shares, or any of the immediate family members of any of the foregoing persons that would be required to be reported in this proxy statement, except for the July 2009 purchase of a home at the Company’s Palo Verde community in La Quinta, California by Todd J. Palmaer, our California Regional President.  The purchase price of $662,500 was established at arm’s length and approved by the Company’s Chairman of the Board and Lead Independent Director in accordance with the Company’s Code of Business Conduct & Ethics.

Proposal No. 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of a single class of eight members that are elected annually.  The Nominating and Corporate Governance Committee recommended, and the Board of Directors nominated, all eight of the Company’s current directors to stand for election at the Annual Meeting.  If elected, each nominee will serve until the 2011 annual meeting of stockholders or until the election and qualification of his respective successor.

Pursuant to the terms of the Stockholder Agreement between the Company and MatlinPatterson, MatlinPatterson is entitled to designate up to one less than a majority of the total number of directors as nominees for board membership.  The Company is required to nominate each director designated by MatlinPatterson, if the Nominating and Corporate Governance Committee determines that such nominees possess the characteristics required by the Company’s governance standards, and to have the Board of Directors recommend that stockholders vote for the election of each MatlinPatterson designated director.  MatlinPatterson has designated two persons, David J. Matlin and Peter Schoels, as director nominees.

MatlinPatterson is also required to use its reasonable best efforts to elect to the Board of Directors the independent directors nominated by the Nominating and Corporate Governance Committee.  However, pursuant to the Stockholder Agreement, MatlinPatterson is required to vote for or withhold authority for such nominees in the same proportion as all of the Company’s stockholders (other than MatlinPatterson and its affiliates) vote.

The qualifications of each director nominee are described below under the heading “Nominees for Election.”

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.  Assuming the presence of a quorum, directors will be elected by a plurality of the vote of the Shares present and entitled to vote at the Annual Meeting.  Broker non-votes will have no effect on the election of directors because such election is by a plurality vote.  Unless instructed otherwise in the proxy, the persons named on the enclosed proxy card will vote all proxies received by them in favor of election of the eight nominees described below.  The Board of Directors does not contemplate that any of its proposed nominees will become unavailable for any reason, but if such unavailability should occur before the Annual Meeting, proxies will be voted for another nominee selected by the Board of Directors.

Nominees for Election

The Board of Directors has nominated Kenneth L. Campbell, Bruce A. Choate, James L. Doti, Ronald R. Foell, Douglas C. Jacobs, David J. Matlin, F. Patt Schiewitz and Peter Schoels for election as directors at the Annual Meeting.  Following is biographical information about each of the director nominees and reasons why the Nominating and Governance Committee and the Board determined that each of the director nominees should serve on the Board.

Name and Present Position, if any, with the Company	Age	Period Served as Director or Executive Officer of the Company and Other Business Experience During the Past Five Years
Kenneth L. Campbell(4)	53
Director since July 2008, Chief Executive Officer and President since December 2008.  Partner of MatlinPatterson Global Advisers LLC, a private equity firm, from July 2007 to June 2009.  From May 2006 to May 2007, Mr. Campbell served as Chief Executive Officer and Director of Ormet Corporation.  Prior to that, Mr. Campbell served as Chief Financial Officer of RailWorks Corporation, from December 2003 to May 2006.  Before joining MatlinPatterson, Mr. Campbell spent a period of over twenty years serving in various restructuring roles at companies with significant operational and/or financial difficulties.

Bruce A. Choate(1)(3)	62
Director since May 2007.  Since December 2002, Mr. Choate has served as Chief Executive Officer, President and Director of Watson Land Company, a privately-held real estate investment trust (“REIT”) located in Carson, California.  Prior to December 2002, Mr. Choate served since 1991 as Watson Land Company’s Chief Financial Officer.  Mr. Choate also serves on the Board of Directors of AvalonBay Communities, Inc., a publicly traded apartment REIT, and is the Chairman of AvalonBay’s investment & finance committee and a member of its audit committee.  Mr. Choate’s extensive background in the real estate industry, including his extensive real estate related accounting and financial expertise, led to our Board’s conclusion to nominate Mr. Choate for re-election as a member of our Board of Directors.

James L. Doti(2)(3)	62
Director since May 1995.  President of Chapman University since 1991 and the Donald Bren Distinguished Chair of Business and Economics.  Dr. Doti is also a Director of First American Corporation, a title insurance and financial services company, and serves as a member of its audit committee.  Dr. Doti’s in depth understanding of economics, including the current insights he obtains from the central role he plays in developing Chapman University’s annual economic forecast, led to our Board’s conclusion to nominate Dr. Doti for re-election as a member of our Board of Directors.

Ronald R. Foell (4)	80	Director since 1967, Chairman of the Board since December 2008. Mr. Foell served as President of the Company from 1969 until October 1996. Prior to that and since October 1996 Mr. Foell was a private investor. Mr. Foell’s nearly half century of homebuilding experience and his forty-two year history with the Company led to our Board’s conclusion to nominate Mr. Foell for re-election as a member of our Board of Directors.

Name and Present Position, if any, with the Company	Age	Period Served as Director or Executive Officer of the Company and Other Business Experience During the Past Five Years
Douglas C. Jacobs(1)(2)(4)	68
Director since May 1998.  Executive Vice President- Finance and Chief Financial Officer of Brooklyn NY Holdings LLC, a privately held investment advisory company established to manage the assets of a family and a family trust, including the Cleveland Browns, a professional football team, since January 1, 2006.  Prior to that, Executive Vice President - Finance, Chief Financial Officer and Treasurer of the Cleveland Browns from March 2001 to December 2005.  Prior to that Mr. Jacobs, among other things, served as a Partner of the accounting firm of Arthur Andersen LLP.  Mr. Jacobs is also a Director of Stoneridge, Inc., a designer and manufacturer of electronic systems for motor vehicles, and a member of its compensation committee and Chairman of its audit committee.  Mr. Jacobs’ extensive background in accounting and finance, which qualifies him to serve as the Chairman of our Audit Committee and to serve as our “audit committee financial expert” within the meaning of applicable SEC regulations, led to our Board’s conclusion to nominate Mr. Jacobs for re-election as a member of our Board of Directors.

David J. Matlin	48
Director since July 2008.  Chief Executive Officer of MatlinPatterson Global Advisers LLC, a private equity firm, since 2002.  Prior to July 2002, Mr. Matlin was a Managing Director at Credit Suisse First Boston, and head of their Distressed Securities Group since its formation in 1994.  Prior to joining CSFB, Mr. Matlin was Managing Director of distressed securities and a founding partner of Merrion Group, L.P., a successor to Scully Brothers & Foss L.P. (1988-1994).  Mr. Matlin is also a Director of Goss Graphics, Global Aero Logistics and serves as an Advisory Board member of Wharton Private Equity Partners (WPEP).  Mr. Matlin serves as a member of our Board pursuant to the terms of the Stockholder Agreement between the Company and its largest stockholder, MatlinPatterson.  In addition, the Board believes that Mr. Matlin’s extensive financial expertise makes it appropriate to nominate him for re-election as a member of our Board of Directors.

F. Patt Schiewitz(1)(2)(3)	59
Director since May 2007 and a private investor since March 2007.  Mr. Schiewitz served as a Managing Director—Investment Banking at JP Morgan Securities, Inc. from 2004 to March 2007, leading JP Morgan’s National Homebuilding Team.  Prior to that, from 1991 to 2004, Mr. Schiewitz led the National Homebuilding Team at Bank One and First Chicago NBD.  Mr. Schiewitz extensive background and contacts in the finance side of the real estate industry led to our Board’s conclusion to nominate Mr. Schiewitz for re-election as a member of our Board of Directors.

Name and Present Position, if any, with the Company	Age	Period Served as Director or Executive Officer of the Company and Other Business Experience During the Past Five Years
Peter Schoels	36
Director since October 2009.  Managing Partner of MatlinPatterson Global Advisers LLC, a private equity firm, since July 2002.  Prior to July 2002, Mr. Schoels was a member of Credit Suisse’s Distressed Group which he joined in 2001.  He has made investments in North America, Latin America, Europe and CIS.  Before joining Credit Suisse, Mr. Schoels was Director of Finance and Strategy for Tradeledger and KnowledgePlatform, both subsidiaries of Itim Group Plc (2000-2001).  Previously, he was Manager of Mergers and Acquisitions for Ispat International NV (now Mittal Steel), specializing in buying distressed steel assets in emerging markets (1998-2000).  Mr. Schoels serves on behalf of MatlinPatterson’s Fund II on the boards of Global Aviation Holdings, Inc., Premium Protein Products and the Supervisory Board of SecurLog GmbH.  Mr. Schoels was identified by, and serves as a member of our Board pursuant to the terms of the Stockholder Agreement between the Company and its largest stockholder, MatlinPatterson.  In addition, the Board believes that Mr. Schoels’ extensive financial expertise makes it appropriate to nominate him for re-election as a member of our Board of Directors.

_________________________

(1)	Member of the Audit Committee of the Board of Directors.

(2)	Member of the Nominating and Corporate Governance Committee of the Board of Directors.

(3)	Member of the Compensation Committee of the Board of Directors.

(4)	Member of the Executive Committee of the Board of Directors.

Proposal No. 2

APPROVAL OF JUNE 2009 STOCK OPTION AWARD TO KENNETH L. CAMPBELL

On June 1, 2009, as an inducement for Kenneth L. Campbell, our Chief Executive Officer and President, to resign from his position as a partner at our largest stockholder, MatlinPatterson, and to become a full time employee of the Company, we entered into an employment agreement with Mr. Campbell.  As previously reported on the Form 8-K filed by the Company on June 2, 2009, the employment agreement provides for (i)  an annual base salary of $850,000, (ii) eligibility for Company health and welfare benefits and future executive bonus programs, (iii) the payment of a sign-on award of $1.7 million (payable in two installments of $850,000 contingent upon Mr. Campbell’s continued employment with the Company as of December 31, 2009 and 2010), (iv) the reimbursement of relocation expenses associated with moving Mr. Campbell’s primary residence from New York to California, (v) severance benefits equal to three times Mr. Campbell’s base salary and acceleration of the vesting of unvested stock options if Mr. Campbell’s employment is terminated without cause or for good reason prior to January 1, 2012, and (vi) the stock option award described below.

Mr. Campbell’s stock option award, which replaces a similar equity interest he held in the Company indirectly through MatlinPatterson that he had to forgo when he became a full time employee of the Company, consists of a grant of three tranches of non-qualified stock options granted, to the extent permissible, under the Company’s 2008 Equity Incentive Plan (the “Plan”) as follows: 1 million options granted under the Plan with an exercise price equal to $2.71 (fair market value as of the date of grant), 2 million options granted under the Plan with an exercise price of $3.05, and 3 million options granted outside of the Plan with an exercise price of $4.10 (the “Outside Award”).  One quarter of each tranche was vested upon issuance, with the remaining three quarters of each tranche vesting one quarter on each of January 1, 2010, 2011, and 2012.  If Mr. Campbell’s employment with the Company is terminated, he will have a period of 18 months following the date of termination to exercise the vested portion of his stock option award.

The Plan, which was originally approved by stockholders at the Company’s May 2008 Annual Meeting and which was amended by stockholders at the Company’s August 18, 2008 Special Meeting, provides that no more than 3 million options may be granted under the Plan to any one individual during a calendar year.  As a result, the Company is seeking stockholder approval for the Outside Award because the grant of this tranche, when added to the 1 million options with an exercise price equal to $2.71 per share and the 2 million options with an exercise price of $3.05 per share, exceeds the three million share limitation contained in the Plan.  The grant date fair value of Mr. Campbell’s stock option award is $10,280,000.  Reference is made to footnote 2 to the Summary Compensation Table in this proxy statement for additional information about the valuation methodology.

If stockholder approval is not obtained, the Outside Award will be cancelled.  If stockholder approval is obtained, the Outside Award will be governed by the terms and conditions of our 2008 Equity Incentive Plan as if the Outside Award was made under the Plan, supplemented by the terms of Mr. Campbell’s June 1, 2009 employment agreement described above.  The number of shares available for future issuance under the Plan has also been reduced as if the Outside Award had been granted under the Plan.  The tax consequences of the Outside Award to Mr. Campbell and the Company will generally be the same as those consequences resulting from the grant of any other non-qualified stock option under the Plan.  In addition, the Outside Award is intended to qualify as “performance-based” compensation for purposes of Section 162(m) of the Internal Revenue Code, and thus is not intended to be subject to the $1 million annual limit on deductible compensation paid to covered employees.

Why You Should Vote for Approval of Mr. Campbell’s June 2009 Stock Option Award

The Board believes that Mr. Campbell’s employment arrangement strikes the correct balance of providing Mr. Campbell a competitive base salary while also using stock options to align Mr. Campbell’s long term interests with those of our stockholders.  The Board recommends that the Company’s stockholders approve Mr. Campbell’s Outside Award because it believes that this stock option grant helps to align his interests with those of the Company’s other stockholders and is consistent with the Company’s emphasis on pay for performance.  The award results in Mr. Campbell having a significant portion of his total compensation tied to the performance of the Company’s Common Stock price over the coming years, with the award having significant value if there is appreciation in the Company’s stock price (i.e., the Outside Award only has value if our stock price increases from the $2.71 fair market value per share as of the date of grant to more than of the $4.10 exercise price per share).  On March 15, 2010, the closing price of our Common Stock was $5.11.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL NO. 2.

Assuming the presence of a quorum at the Annual Meeting, under our Bylaws, the affirmative vote of the holders of a majority of the Shares present in person or by proxy and entitled to vote on the proposal is necessary for its approval, provided that the total votes cast on the proposal represent over 50% of the voting power of all Shares entitled to vote. As a result, abstentions will be treated as votes against the proposal, whereas broker non-votes will have no effect on the outcome of the vote (assuming the total vote cast in the proposal represents over 50% of the voting power of the shares entitled to vote). Unless instructed otherwise in the proxy, the persons named on the accompanying form of proxy will vote all proxies for the proposal.

Proposal No. 3

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for 2010, and the Board of Directors and the Audit Committee recommend that the stockholders ratify this appointment.

Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2010 is not required. However, the Board of Directors and the Audit Committee are submitting the matter to stockholders for ratification as a matter of good corporate practice. If stockholders fail to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2010, the Audit Committee will consider the appointment of another independent registered public accounting firm. Even if the selection of Ernst & Young LLP is ratified, the Audit Committee may terminate the appointment of Ernst & Young LLP as our independent registered public accounting firm without the approval of stockholders whenever the Audit Committee deems such termination appropriate.

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010.

Assuming the presence of a quorum at the Annual Meeting, under our Bylaws, the affirmative vote of a majority of the Shares present in person or by proxy and entitled to vote on the proposal is necessary for its approval. As a result, abstentions will be treated as votes against the proposal, whereas broker non-votes will have no effect on the outcome of the vote. Unless instructed otherwise in the proxy, the persons named in the accompanying form of proxy will vote all proxies for the proposal.

Proposal No. 4

STOCKHOLDER PROPOSAL CONCERNING THE ADOPTION OF QUANTITATIVE GREENHOUSE GAS EMISSIONS GOALS

The Company has received a stockholder proposal from The Nathan Cummings Foundation (“NCF”), located at 475 Tenth Avenue, 14th Floor, New York, New York 10018. NCF has requested that the Company include the following proposal in its Proxy Statement for the 2010 Annual Meeting of Stockholders, and if properly presented this proposal will be voted on at the Annual Meeting. NCF has advised us that it beneficially owns approximately 170 shares of our Common Stock which were valued at $869 as of the Record Date. This stockholder proposal has been co-sponsored by the General Board of Pension and Health Benefits of The United Methodist Church, located at 1201 Davis Street, Evanston, Illinois 60201-4118, which has advised us that it beneficially owns 32,477 shares of Common Stock which were valued at $165,957 as of the Record Date.  The stockholder proposal is included verbatim in italics below.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST PROPOSAL NO. 4.

Proposal No. 4—GREENHOUSE GAS RESOLUTION

The Intergovernmental Panel on Climate Change (IPCC) has suggested that warming of the climate system is unequivocal, that a link exists between global warming and greenhouse gas emissions (GHG) and that human activity is the primary contributor.  As a result, debate surrounding climate change now focuses not on whether a problem exists, but rather on the best means for abatement and adaptation.

The IPCC report, Climate Change 2007: Impacts, Adaptation and Vulnerability, concludes, "Taken as a whole, the range of published evidence indicates that the net damage costs of climate change are likely to be significant and to increase over time.” The Stern Review: The Economics of Climate Change reports that the concentration of greenhouse gases in the atmosphere could reach double its pre-industrial level as early as 2035.  In addition, it reports that the overall costs of climate change will be equivalent to losing at least 5% of global GDP each year now and into the future.  Moreover, if a wider range of potential impacts is taken into account, the estimates of damage could rise to 20% of GDP or more.  In addition, the consequences of a rise in global temperatures are expected to have significant adverse impacts and important economic implications for select markets and industries, including companies in the homebuilding industry, some of whose products can have relatively large carbon footprints.

Architect 2030, a non-profit, non-partisan, independent agency, reports that the building sector is responsible for 50.1 % of total annual US energy consumption, and 49.1 % of total annual US GHG emissions. The EPA estimates that the residential end-use sector accounted for 21% of C02 emissions from fossil fuel combustion in 2007. As residential end-use accounts for such a high proportion of GHG emissions stemming from fossil fuel combustion, a number of recent studies appearing in The McKinsey Quarterly have focused on energy efficiency improvements in residential dwellings as a potential source of emission reductions.  These studies note in particular that the residential sector represents the single-largest opportunity to raise energy productivity and that nearly a quarter of cost-effective GHG abatement potential involves efficiency enhancing measures geared at reducing demand in the building sector.

Increasingly, investors are requesting increased corporate disclosure to better understand the business implications of climate change and other environmental business practices of companies in their investment portfolios.  This includes a consideration of how climate change might affect company profitability. Through the requested evaluation and reporting process, Standard Pacific can identify gaps and develop quantitative goals for improved business practices that could lead to a significant competitive advantage, and/or avoid unnecessary future costs that could adversely affect the Company's profitability.

Resolved: Shareholders request that the Board of Directors adopt quantitative goals, based upon available technologies, for reducing greenhouse gas emissions from the Company's products and operations and report to shareholders by December 31, 2010 on the plan to achieve these goals.  Such a report will omit proprietary information and be prepared at a reasonable cost.

Management’s Statement in Opposition to Proposal No. 4

Company Commitment to Environmental Responsibility

The Company has long recognized the benefits of improving the efficiency of our homes. On a project-by-project basis, our division managers continually strive to improve the efficiency of our designs and regularly evaluate the relative costs and benefits of incorporating various energy efficient technologies into our projects. To that end, many of our developments offer:

•	Energy Star® rated appliances;

•	energy efficient heating and air conditioning systems;

•	programmable digital thermostats (which can reduce energy consumption);

•	energy efficient low-e dual-glazed windows;

•	high-efficiency water heaters;

•	fully-insulated exterior walls and exterior ceilings at living areas; and

•	efficient time and temperature controlled recirculating hot water systems.

Significant and Costly Federal Energy Efficiency Legislation Likely to be Adopted

Currently, there is a variety of new energy efficiency related legislation pending at the federal, state and local levels. Most significantly, Congress has been considering legislation that would require new homes to be up to 70% more energy efficient within the next ten years and many believe, given the prevailing sentiment in Congress, that an energy bill mandating increased energy efficiency standards will be adopted.  If enacted, this type of legislation could significantly increase the price of a new home at a time when new home sales are at 50 year low.  Because of the significance of this pending legislation and the Company’s belief that such legislation will be adopted in some form, the Company has delayed the launch of any new energy efficiency initiatives until the Company understands the requirements that will be imposed by the new law.

Board Recommendation

The Board believes that, in light of the significant and potentially costly new federal energy efficiency related legislation that may be adopted, it would be an unwise use of Company resources to launch any energy efficiency related initiatives, including the establishment of goals for reducing green house gas emissions, until the Company understands the requirements that will be imposed by the new law.  In addition, even if new energy efficiency laws are not enacted, the Board believes that the adoption of quantitative goals to reduce total greenhouse gas emissions will be expensive and ultimately place the Company at a competitive disadvantage when competing to sell homes against other homebuilders who have not adopted such goals and with the resale home market.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THE APPROVAL OF PROPOSAL NO. 4.

Assuming the presence of a quorum at the Annual Meeting, under our Bylaws, the affirmative vote of the holders of a majority of the Shares present in person or by proxy and entitled to vote on the proposal is necessary for its approval. As a result, abstentions will be treated as votes against the proposal, whereas broker non-votes will have no effect on the outcome of the vote. Unless instructed otherwise in the proxy, the persons named on the accompanying form of proxy will vote all proxies against the proposal. Please note that if the proposal passes, the Company may consider whether it is appropriate to take the requested action, but it will not be legally obligated to do so.

DIRECTOR COMPENSATION

Each October, the Compensation Committee reviews the Company’s non-management director compensation program with the goal of maintaining a program that comports with market norms and that aligns the interests of non-management directors with those of stockholders. This review includes an examination of publicly available information regarding compensation paid to non-management directors at the other publicly traded homebuilders in the peer group examined by the Compensation Committee when determining executive officer compensation (Toll Brothers, Hovnanian Enterprises, Beazer Homes USA, MDC Holdings, Ryland Group and Meritage Homes) and, from time to time, a discussion with an outside compensation consultant (although no such discussions were held in 2009).

In 2009, each non-management director was eligible to receive total annual compensation valued at $180,000, consisting of an annual cash retainer of $80,000 and an annual grant of Standard Pacific’s Common Stock valued at $100,000. The Compensation Committee has decided to continue this program for 2010.  The Compensation Committee believes the total amount of compensation is consistent with market norms and that the mix between cash and stock strikes the appropriate balance between providing non-management directors with a significant portion of their compensation in stock to better align their interests with our other stockholders, while providing them sufficient cash to fund income taxes associated with their receipt of the stock.

The annual cash retainer is paid in four equal installments on February 15, May 15, August 15 and November 15. The annual stock grant is paid in quarterly installments in shares of Common Stock that are priced at the closing price of Common Stock on each of March 31, June 30, September 30 and December 31. The stock is fully vested on the date of grant. As a reflection of a greater workload, our Lead Independent Director receives an additional $20,000 annual cash retainer, payable quarterly in the same manner and at the same time as the general cash retainer paid to all non-management directors. Upon election or appointment to the Board of Directors, each new non-management director receives a grant of 5,000 shares of restricted stock which vests in full one year after the date of grant.

2009 NON-EMPLOYEE DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash($)	Stock Awards(s) (2)(3)	Total($)
Bruce A. Choate	$80,000	$100,000	$180,000
James L. Doti	$80,000	$100,000	$180,000
Ronald R. Foell	$100,000	$100,000	$200,000
Douglas C. Jacobs	$80,000	$100,000	$180,000
David J. Matlin(1)	$60,000	$—	$60,000
F. Patt Schiewitz(4)	$92,000	$100,000	$192,000
Peter Schoels(1)	$—	$—	$—
Larry D. McNabb(5)	$40,000	$25,000	$65,000
J. Wayne Merck(5)	$40,000	$25,000	$65,000
Jeffrey V. Peterson(5)	$40,000	$25,000	$65,000
_________________________

(1)
Mr. Matlin and Mr. Schoels have elected to decline all equity compensation that they would otherwise be entitled to receive as members of the Board and, since September, 2009, all cash compensation.  Mr. Matlin was also required to assign all cash compensation he received to MatlinPatterson.

(2)
Each non-employee director is entitled to receive an aggregate of $100,000 of our Common Stock each year, issued in four quarterly installments of $25,000.  The actual number of shares issued to each non-employee director is determined by dividing $25,000 by the closing price of our Common Stock as of the last day of each quarter.  In 2009, Messrs. Choate, Doti, Foell, Jacobs and Schiewitz each received an aggregate of 54,184 shares of Company Common Stock and Messrs. McNabb, Merck and Peterson each received an aggregate of 28,409 shares.

(3)	No stock options were granted to our non-employee directors in 2009. As of December 31, 2009, Messrs. Foell, Jacobs and McNabb each held options to purchase 26,000 shares of Common Stock.

(4)	During 2009, Mr. Schiewitz received $12,000 for facilitating and attending meetings between the Company’s executive officers and various industry and banking leaders.

(5)	Mr. McNabb. Mr. Merck and Mr. Peterson retired from the Board upon expiration of their terms at the 2009 Meeting of Stockholders.

Non-Employee Director Stock Ownership Guidelines

The Board of Directors has adopted Non-Employee Director Stock Ownership Guidelines for the purpose of further aligning the interests and actions of the Company’s directors with the interests of the Company’s other stockholders. Under the guidelines, each non-employee member of the Company’s Board of Directors, other than directors who are employees of any of our 10% or greater stockholders or their affiliates, is required to own 20,000 shares of our Common Stock.  Each such director is required to reach full compliance with the guidelines within three years of the date he or she becomes a director.  As of December 31, 2009, all of the Company’s directors subject to the guidelines exceeded them.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Bruce A. Choate (Chairman), James L. Doti, F. Patt Schiewitz, Larry D. McNabb and J. Wayne Merck,  all served as members of the Company’s Compensation Committee during all or a portion of 2009. There are no Compensation Committee interlocks between the Company and other entities involving the Company’s executive officers and directors.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

The overall objectives of our executive compensation program are to attract and retain key executives, support our business strategy through a “pay for performance” philosophy, and align the long-term interests of our executives with those of our other stockholders.

Core Principles.  Consistent with these objectives, the Compensation Committee of the Board of Directors (the “Committee”) has developed its compensation program for executive officers, including the Company’s named executive officers, on the following core principles:

•
The overall level of total compensation for executives should be reasonable in relation to and competitive with the compensation paid to similarly situated peer executives, subject to variation for factors such as the individual’s experience, duties, responsibilities and prior contributions to the Company.

•
Annual incentive opportunities should represent a significant portion of total compensation for executives and should provide for variations in operating and individual performance, with a significant portion of annual incentive compensation paid in equity thereby enhancing the executive’s financial interest in the creation of long-term stockholder value.

Section 162(m).  The Committee generally attempts to structure executive compensation in a manner so as to minimize the impact of Section 162(m) of the Internal Revenue Code.  Under Section 162(m), a company may not deduct non-performance based compensation in excess of $1,000,000 paid to a named executive officer. The Committee believes that it is generally in the Company’s best interests for its executives’ compensation to meet the requirements of Section 162(m).  Accordingly, the Committee has taken appropriate actions, to the extent it believes feasible, to preserve the deductibility of the annual incentive and long-term awards it pays to executives. However, notwithstanding this general policy, the Committee also believes that there may be circumstances in which the Company’s interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Section 162(m).

Procedure for Setting Executive Compensation

The Committee is responsible for all aspects of executive compensation, including, among other things:

•	establishing the Company’s compensation philosophy, objectives and policies;

•	reviewing and approving all elements and levels of the compensation and benefits of the Company’s executive officers;

•
annually appraising the performance of the Chief Executive Officer and providing developmental feedback to the Chief Executive Officer and, when appropriate, to the other executive officers of the Company; and

•	administering the Company’s compensation plans, including its stock incentive plans.

Each of the members of the Committee is an independent director.

From time to time the Committee has retained a compensation consultant to provide the Committee with benchmarking data, guidance on best practices and key developments in compensation, and to otherwise assist the Committee with its duties. In 2009, the Committee engaged Steven Hall & Partners to assist the Committee in its analysis of executive compensation. The Committee also reviewed peer group compensation data during 2009 (Toll Brothers, Hovnanian Enterprises, Beazer Homes USA, MDC Holdings, Ryland Group and Meritage Homes), historical Company compensation data, and other compensation data determined to be relevant by the Committee.  This data was used to evaluate whether the executive officer discretionary bonus amounts being considered for 2009 and the executive compensation program being considered by the Committee for 2010 were reasonable in relation to our historical practices and competitive with the compensation being paid to similarly situated peer executives.

The Committee generally meets on a quarterly basis and from time to time at additional special meetings on an as-needed basis. The Committee also informally communicates between meetings as necessary to conduct the Committee’s business. While the Company’s Chief Executive Officer generally attends Committee meetings, the Committee also meets in executive session without management, from time to time as it deems appropriate. Compensation matters are also discussed at executive sessions of the full board, where both Committee members and other independent members of the Board of Directors are present without management.

The Committee makes compensation decisions for all of the Company’s executive officers, including the named executive officers, and also establishes the amount of any bonus pool that will be used to provide incentive compensation to the Company’s other employees.  The Committee evaluates performance, compensation levels and compensation program structure throughout the year, but generally begins the process of setting salary and annual incentives for the upcoming year at a regularly scheduled meeting in or around September.  At a regularly scheduled meeting in or around February, the Committee formally adopts base salaries and incentive compensation programs for the year and authorizes the payment of any incentive compensation for the previous year. This timing allows the Committee to consider prior performance and to satisfy the requirements of Section 162(m) necessary to achieve tax deductibility of performance based compensation payments, while maximizing the incentive effect of any compensation tied to annual performance. During the year, the Committee may also grant long-term incentives, which historically have been in the form of stock option or restricted stock grants, if it determines that these are advisable to reward or motivate employees.

The Company’s Chief Executive Officer annually reviews each executive officer’s performance with the Committee and makes recommendations to the Committee with respect to the appropriate base salary and bonus program for each executive officer. The Committee takes these proposals into consideration, among other matters, when making compensation decisions.

Compensation Components

Base Salaries. Base salaries for the named executive officers are established based on the scope of their responsibilities and relevant experience and prior contribution to the Company, taking into account compensation paid to similarly situated peer executives. The Committee believes base salaries should be adequate to attract and retain management, and to also provide a reasonable base level of compensation for years in which no, or a reduced, bonus may be earned.

Bonus Program.  Annually awarded bonuses should represent a significant portion of the total compensation paid to Company executives.  Individual bonus plans are usually established by the Committee for each executive at a regularly scheduled Committee meeting in or around February.  Annual bonuses are ultimately payable to our named executive officers only if the Committee decides to establish a bonus pool for other Company employees.  If no such pool is established, no bonuses will be paid to our named executive officers.  When and if bonuses are ultimately paid to executives, they are paid in a combination of cash and equity that is generally subject to vesting or a holding period.  The Committee believes that paying a significant portion of the annual bonus in equity subject to vesting or a holding period enhances the executive’s financial interest in the creation of long-term stockholder value.

Equity Compensation. In addition to the equity component of the bonus program, stock options or other equity awards are used by the Committee from time to time as an additional form of long-term compensation and to encourage executive ownership of Company Common Stock to further help align executives’ interests with those of the Company’s other shareholders.  The Committee may grant such equity awards, typically in the form of stock options, at the time of hire (or promotion) of an executive or at other times when the Committee determines the payment of additional equity compensation to the executive is warranted. In addition, because the equity compensation generally vests over an extended timeframe, this compensation component encourages the executive to remain with the Company for a long and productive career, maximizing the value to the Company of the executive’s experience.

Perquisites and Other Benefits. The Committee believes that the Company’s named executive officers should participate in the same benefit programs as the Company’s other employees.  Consistent with this philosophy, the named executive officers participate in the Company’s employee benefit plans on the same terms as other employees. These plans include medical and dental insurance, life insurance, disability coverage and the 401(k) Plan.

2009 and 2010 Named Executive Officer Compensation

Transition and Retention.  The first half of 2009 was a time of transition for the Company, the Committee and the Company’s executive officers.  In light of the Company’s poor financial performance in 2008 and the uncertainty surrounding the Company’s financial performance for 2009, the Committee decided not to pay bonuses to executive officers for 2008, froze 2009 executive officer base salaries at 2008 levels, and did not establish an executive officer bonus program for 2009.  During February and March 2009, three of the Company’s then named executive officers (Chief Financial Officer, General Counsel and Southeast Regional President) left the Company.  Recognizing the importance of retaining the Company’s remaining executive officers and desiring to terminate any rights the remaining executive officers might have had under existing change-in-control agreements, the Committee authorized the Company to enter into two year employment agreements with each of Scott D. Stowell, our Chief Operating Officer, Todd J. Palmaer, our California Regional President, and Kathleen R. Wade, our Southwest and Southeast Regional President.  These agreements provide for base salaries of $750,000 for Mr. Stowell and $365,000 for each of Mr. Palmaer and Mrs. Wade and provide that, if Mr. Stowell, Mr. Palmaer and Mrs. Wade remain employees of the Company through December 31, 2010 (or if they are terminated before that date without cause or they terminate their employment for good reason), they will receive lump sum retention payments equal to $2.5 million, $1.5 million and $1.5 million, respectively.  At the same time, the Committee extended offers of employment for the then vacant Chief Financial Officer and General Counsel positions to John M. Stephens, the Company’s Senior Vice President and Corporate Controller and John P. Babel, the Company’s former Senior Vice President and Associate General Counsel, deciding that the promotion of Mr. Stephens and the re-hiring of Mr. Babel would provide important continuity at these positions.  Then, because the Company did not pay bonuses for 2008 and was not establishing a bonus program for 2009, the Committee decided it would be appropriate to grant stock options to the Company’s executive officers and other management level employees as an inducement to encourage the employees to remain with the Company.  Accordingly, stock options were awarded to the Company’s executive officers and other management employees, except for Kenneth L. Campbell, in March 2009.  Messrs. Stowell, Stephens, Palmaer and Mrs. Wade, received stock option grants of 1,000,000, 350,000, 500,000, and 500,000 shares, respectively.  The stock options have an exercise price of $0.67 per share (fair market value on the date of grant), with one-quarter vested upon issuance and one-quarter vesting on each of the first three anniversaries of the issuance date, and have a seven year term.

CEO Employment Agreement.  Following the retirement of the Committee’s Chairman after the May 2009 meeting of Stockholders, the reconstituted Committee began meeting with the goal of designing an employment arrangement for our Chief Executive Officer and President, Mr. Campbell.  At that time, Mr. Campbell was an employee of an affiliate of our largest stockholder, MatlinPatterson, and was only receiving expense reimbursement for his services to the Company.  The Board and the Committee believed that Mr. Campbell was the right person to lead the Company through the current downturn and that it was important that Mr. Campbell become an employee so that he could devote his full time and attention to the Company.  As a result of the Committee’s efforts, on June 1, 2009, Mr. Campbell terminated his employment relationship with MatlinPatterson and entered into an employment agreement with the Company.  The employment agreement provides for (i) an annual base salary of $850,000, (ii) eligibility for Company health and welfare benefits and future executive bonus programs, (iii) the payment of a sign-on award of $1.7 million (payable in two installments of $850,000 contingent upon Mr. Campbell’s continued employment with the Company as of December 31, 2009 and 2010), (iv) the reimbursement of relocation expenses associated with moving Mr. Campbell’s primary residence from New York to California, severance benefits equal to three times Mr. Campbell’s base salary and acceleration of the vesting of unvested stock options if Mr. Campbell’s employment is terminated without cause or for good reason prior to January 1, 2012, and (vi) a stock option grant.  Mr. Campbell’s stock option, which replaces a similar equity interest he held in the Company indirectly through MatlinPatterson that he had to forgo when he became a full time employee of the Company, consists of an aggregate of six million stock options (1 million with an exercise price equal to the $2.71, 2 million with an exercise price of $3.05 and 3 million with an exercise price of $4.10).  One quarter of each tranche of this option was immediately vested upon issuance, with the remaining three quarters vesting one quarter on each of January 1, 2010, 2011, and 2012.  The Committee believes this employment arrangement strikes the correct balance of providing Mr. Campbell a competitive base salary while also using stock options to align Mr. Campbell’s longer term interests with those of our stockholders.

Planning for Incentive Compensation. At its regularly scheduled July meeting, recognizing that to remain competitive the Company would need to put into place an incentive compensation program for the Company’s executive officers and other management employees, the Committee met with Mr. Campbell and the Company’s Vice President of Human Resources, Heather Breidenthal, to discuss the broad contours of a potential management incentive plan.  For several months following this meeting, Mrs. Breidenthal, Mr. Campbell, the Committee and the Committee’s compensation consultant, Steven Hall & Partners, worked together to gather and analyze compensation data (including historical Company compensation data, data from the Company’s peer group, and data from other sources deemed relevant by the Committee).  The Committee again met with Mr. Campbell and Mrs. Breidenthal at its regularly scheduled October meeting, discussing the analysis that had been conducted to date and reviewing a draft of a potential management incentive plan.  At that meeting the Committee approved general guidelines to be used by Mr. Campbell and Mrs. Breidenthal when making recommendations for annual incentive compensation to be paid to the Company’s managers, including the Company’s named executive officers, with it being determined that recommendations for bonus compensation to be paid to individual executive officers for 2009, if any, and individual executive officer incentive compensation plans for 2010, would be made by Mr. Campbell and Mrs. Breidenthal at the Committee’s regularly scheduled February 2010 meeting.  As discussed below, at its February 2010 meeting the Committee established a 2009 bonus pool for all of the Company’s employees, awarded discretionary bonuses from the pool to each named executive officer, and established individual performance plans for 2010 for each named executive officer.  Irrespective of individual performance, amounts will become payable under the 2010 named executive officer performance plans only if the Company achieves positive adjusted EBITDA for 2010 and the Committee decides to establish a bonus pool for 2010.

2009 Bonus Awards. The Committee determined that, in light of, among other things, the significant progress the Company had made toward its goals of reducing and restructuring debt, generating cash, improving efficiency and reducing overhead, that a bonus pool would be established for all of the Company’s employees, including the named executive officers.  At the Committee’s February 2010 meeting, the Committee approved the following discretionary bonuses from that pool to the named executive officers:  Mr. Campbell, $1,757,000 (35% cash/65% stock), which included the $850,000 sign-on bonus Mr. Campbell was otherwise entitled to receive under his employment agreement, Mr. Stowell, $1,235,000 (35% cash/65% stock), Mr. Stephens $218,000 (50% cash/50% stock), Mr. Palmaer $495,000 (52% cash/48% stock) and Mrs. Wade $458,000 (48% cash/52% stock).  The amount of bonus awarded to each of the named executive officers was intended to make their total 2009 compensation competitive with similarly situated peer executives, taking into account each executive’s experiences and contributions to the Company in 2009.  The Common Stock portion of the bonus was fully vested as of the date of grant, but is subject to a holding restriction that lapses with respect to one-third of the shares on each of the first three anniversaries of the date of grant. The Committee also decided that it was appropriate to provide Mr. Campbell with a retroactive salary adjustment of $208,000 to compensate him for his work from the period of January through May 2009 when he was not receiving a salary from the Company.

2010 Named Executive Officer Compensation. In light of the uncertainty surrounding the company’s financial performance for 2010, the Committee froze executive officer base salaries at 2009 levels.  As a result, the base salaries payable to Mr. Campbell, Mr. Stowell, Mr. Stephens, Mr. Palmaer, and Mrs. Wade for 2010 are $850,000, $750,000, $400,000, $365,000 and $365,000, respectively.  In addition, the Committee established a 2010 bonus plan for each executive officer, including the named executive officers.  Amounts are payable under these bonus plans only if the Company achieves positive adjusted EBITDA and the Committee establishes a bonus pool for the Company’s other employees for the year ending December 31, 2010.  The bonus plans for Mr. Campbell and Mr. Stowell provide that Mr. Campbell will be entitled to receive 1.85% of the Company’s adjusted EBITDA and Mr. Stowell will be entitled to receive 1.3% of the Company’s adjusted EBITDA.  The bonus plans for the Company’s Regional Presidents, Mr. Palmaer, and Mrs. Wade, provide that, they will receive a percentage of between 0 and 0.75% of the Company’s 2010 adjusted EBITDA.  The actual bonuses payable to Mr. Palmaer and Mrs. Wade will be based on their respective Region’s ability to achieve earnings contribution and total inventory turnover targets, as well as target customer satisfaction, quality and employee satisfaction scores.  Mr. Stephens is eligible for a discretionary bonus based on the Committee’s review of his performance and the performance of the Company’s finance and accounting functions.  The bonuses payable to Mr. Campbell and Mr. Stowell will be paid 35% in cash and 65% in Company Common Stock and the bonuses payable to Mr. Palmaer and Mrs. Wade will be paid 50% in cash and 50% in Company Common Stock.  The Committee anticipates paying at least a portion of Mr. Stephens’ bonus in Company Common Stock.  The Company Common Stock will be subject to a three year transfer restriction that will lapse with respect to one-third of the shares on each of the first three anniversaries of the date of grant.  The 2010 bonus plan for each executive officer was designed to pay him or her an amount competitive with that paid to similarly situated executives if the Company achieves the Adjusted EBITDA target set forth in its 2010 Business Plan.  In addition, in the case of Mr. Palmaer and Mrs. Wade, their bonus amounts will be further adjusted to reflect the performance of their Regions. Exceptional performance will be required for Mr. Palmaer and Mrs. Wade to achieve the maximum percentage of the Company’s adjusted EBITDA provided for them in their respective bonus plans.

Employment Related Agreements

CEO Employment Agreement.  On June 1, 2009, the Company entered into an employment agreement with Kenneth L. Campbell, our Chief Executive Officer and President. The employment agreement is described above under the heading “2009 and 2010 Named Executive Officer Compensation - CEO Employment Agreement.”

COO Employment Agreement. In March 2009, in light of, among other things, current market conditions, the uncertainty created by the ongoing restructuring of the Company’s operations, and the Committee’s desire to terminate the change in control agreement to which Mr. Stowell was a party, the Committee decided it was appropriate to provide our Chief Operating Officer with a two-year employment agreement.  This employment agreement outlines Mr. Stowell’s duties, sets forth his base salary ($750,000), eligibility for Company health and welfare benefits, and provides for the potential of a discretionary annual bonus and a $2.5 million retention bonus.  The retention bonus will be payable after December 31, 2010, assuming Mr. Stowell remains an employee of the Company through such date; provided, however, that he will be entitled to receive the retention bonus at an earlier date if his employment with the Company is terminated without cause or if he terminates his employment for good reason.  In addition, following December 31, 2009, the Compensation Committee, in the exercise of its discretion, may pay Mr. Stowell up to 25% of the retention bonus in advance of when it would otherwise be paid.

Regional President Employment Agreements. In March 2009, in light of, among other things, current market conditions, the uncertainty created by the ongoing restructuring of the Company’s operations, and the Committee’s desire to terminate the change in control agreements to which Mr. Palmaer and Mrs. Wade were parties, the Committee decided it was appropriate to provide our two Regional Presidents, Mr. Palmaer and Mrs. Wade, with a two-year employment agreement.  These employment agreements outline Mr. Palmaer and Mrs. Wade’s duties, set forth their base salaries ($365,000), eligibility for Company health and welfare benefits, and provide for the potential of discretionary annual bonuses and a $1.5 million retention bonus.  Their retention bonuses will be payable after December 31, 2010, assuming they remain employees of the Company through such date; provided, however, that they will be entitled to receive the retention bonus at an earlier date if their employment with the Company is terminated without cause or if they terminate their employment for good reason.  In addition, following December 31, 2009, the Compensation Committee, in the exercise of its discretion, may pay up to 25% of the retention bonus in advance of when it would otherwise be paid.

Potential Payments Upon Termination or Change-in-Control

The Company’s Chief Executive Officer and President, Chief Operating Officer, and two Regional Presidents each have entered into employment agreements with the Company (discussed immediately above) that provide for severance payments to the executive if the executive’s employment with the Company is terminated by the Company without cause or by the executive for good reason.  In the case of such a termination, Mr. Campbell, our Chief Executive Officer, would be entitled to receive severance equal to $2.55 million (three times his base salary) and acceleration of the vesting of unvested stock options (valued at $1.8 million as of December 31, 2009).  Mr. Stowell, our Chief Operating Officer, would be entitled to receive the $2.5 million retention bonus he will otherwise be entitled to receive on December 31, 2010 if he remains an employee of the Company through such date and Mr. Palmaer and Mrs. Wade, our Regional Presidents, will each be entitled to receive the $1.5 million retention bonuses he and she will otherwise be entitled to receive on December 31, 2010 if he or she remains an employee of the Company through such date.  In addition, 50% of the then unvested portion of the 2009 stock option granted to each of Mr. Stowell, Mr. Stephens, Mr. Palmaer and Mrs. Wade would vest.  As of December 31, 2009, 50% of the then unvested portion of Messrs. Stowell, Stephens, Palmaer and Mrs. Wade’s 2009 stock option grant would be valued at $2.3 million, $0.8 million, $1.2 million and $1.2 million, respectively, using the closing price per share of the Company’s Common Stock on that date of $3.74.

Retirement and Separation Agreements

Andrew H. Parnes Separation Agreement.  In February 2009, in connection with the settlement of various employment related claims, including claims for payment of a 2008 bonus and pursuant to a change-in-control agreement, Mr. Parnes, the Company’s former Chief Financial Officer, resigned from his position with the Company.  Pursuant to the terms of his separation agreement, Mr. Parnes, among other things, received a lump sum payment of $2.4 million and reimbursement of up to 24 months of COBRA/Cal-COBRA payments in exchange for a settlement of his claims.

Bruce F. Dickson Retirement and Transition Services Agreement.  In connection with the restructuring of the Company and to, among other things, satisfy the Company’s resulting obligations under a change in control agreement, the Company entered into a Retirement and Transition Services Agreement with Bruce F. Dickson, the Company’s Southeast Regional President.  The agreement, which became effective April 3, 2009, provided Mr. Dickson with a lump sum severance payment of approximately $1.6 million and the reimbursement of up to eighteen months of COBRA payments.  In addition, all of Mr. Dickson’s vested and unvested stock options were terminated and the Company and Mr. Dickson released all potential claims they had against one another.

Other Compensation Related Plans and Policies

Deferred Compensation.  All employees, including the named executive officers, may participate in the Company’s 401(k) Retirement and Savings Plan (the “401(k) Plan”). Each employee may elect to make before-tax contributions up to the current tax limits. The Company matches employee contributions up to $5,000 per employee per year. The Company does not maintain separate or supplemental retirement plans for executives or key employees.

Executive Stock Ownership Guidelines. The Compensation Committee and the Board of Directors have adopted Executive Stock Ownership Guidelines for the purpose of further aligning the interests and actions of the executives with the interests of the Company’s stockholders. Under the guidelines, each of the Chief Executive Officer and President, Chief Operating Officer, Chief Financial Officer, General Counsel, and Regional Presidents are required to own 200,000, 100,000, 75,000, 50,000, and 40,000 shares, respectively, of Common Stock. Each such executive officer is required to reach full compliance with the guidelines within three years of the date he or she takes office.  As of December 31, 2009, each of the Company’s named executive officers exceeded the applicable guideline applicable to him or her or was within the three year phase in period.  In order to avoid creating conflicts between an executive’s interests and those of other stockholders, our Insider Trading Policy prohibits all covered persons, including executives, from engaging in hedging the economic risk of owning their shares.

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent the Company specifically incorporates this report.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the contents of the “Compensation Discussion and Analysis” section above.  Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE
Bruce A. Choate (Chairman)
F. Patt Schiewitz
James L. Doti

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation of the Company’s named executive officers for 2007, 2008 and 2009.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)		Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)		All Other Compensation ($)(3)	Total ($)
Kenneth L. Campbell(4) (President and Chief Executive Officer)	2009 2008	703,833 —	615,000 —		1,142,000 —	10,280,000 —	— —		407,481 40,000	13,148,314 40,000
John M. Stephens (Senior Vice President & Chief Financial Officer & Treasurer)	2009	384,524	221,500	(5)	109,000	150,500	—		5,480	871,004
Scott Stowell (Chief Operating Officer)	2009 2008 2007	750,000 750,000 611,736	432,000 — 400,000	(6)	803,000 191,500 464,000	430,000 2,836,000 158,831	— — —	(6)	5,714 33,675 27,790	2,420,714 3,811,175 1,662,357
Todd J. Palmaer (President – California Region)	2009 2008 2007	365,000 365,000 329,087	257,000 — 400,000	(6)	238,000 76,600 —	215,000 796,000 127,064	— — —	(6)	5,714 33,643 18,242	1,080,714 1,271,243 874,393
Kathleen R. Wade (President, Southwest & Southeast Regions)	2009 2008 2007	365,000 365,000 365,000	220,000 — 300,000	(6)	238,000 76,600 464,000	215,000 796,000 158,831	— — —	(6)	6,124 19,763 28,066	1,044,124 1,257,363 1,315,897
Former Executive Officers(8):
Andrew H. Parnes (Former Executive Vice President and Chief Financial Officer)	2009 2008 2007	140,785 525,000 525,000	— 571,000 375,000		— 153,200 928,000	— 1,766,000 254,129	— — 1,250,000		1,835,286 33,775 27,632	1,976,071 3,048,975 3,359,761	(6)
Bruce F. Dickson (Former Southeast Regional President)	2009 2008 2007	153,254 365,000 365,000	— — 300,000		— 76,600 464,000	215,000 796,000 158,831	— — —		1,646,558 34,035 28,478	2,014,812 1,271,635 1,316,309
_________________________

(1)
Annual bonus and non-equity incentive plan compensation is generally paid in February or March for the prior year’s performance.  The 2009 amounts are described in more detail in the “Compensation Discussion and Analysis” section under the heading “2009 and 2010 Named Executive Officer Compensation – 2009 Bonus Awards” beginning at page 21 of this proxy statement.

(2)
The amount reflected in this column is the aggregate grant date fair value of awards granted during the year.  The methodology and assumptions used to calculate the valuations of the stock awards and option awards granted to named executive officers are set forth in Note 15, “Stock Incentive Plans,” to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2009.  The 2009 amounts represent the portion of the 2009 discretionary bonuses that were paid in stock in lieu of cash.  These bonuses relate to services and performance by the NEOs in 2009, even though the final allocation between cash and stock was not finalized until February 2010.  These amounts are described in more detail in the “Compensation Discussion and Analysis” section under the heading “2009 and 2010 Named Executive Officer Compensation—2009 Bonus Awards” beginning on page 21 of this proxy statement.

(3)
Includes premiums on life, long-term disability, and travel and accident insurance coverage paid by the Company, the value of flex credits provided to each executive to be applied against the cost of the executive’s participation in the Company’s cafeteria benefit plans, and the Company’s contribution to the executive’s 401(k) Plan account. In addition, amounts in this column for 2009 include: (i) a severance payment of $1,829,000 paid to Mr. Parnes, (ii) a severance payment of $1,639,000 paid to Mr. Dickson and (iii) $404,413 of relocation related costs paid to Mr. Campbell pursuant to the terms of his employment agreement.  Except as noted above, none of the amounts described in this footnote exceed $10,000.

(4)
Mr. Campbell was elected President and Chief Executive Officer in December 2008.  Mr. Campbell was previously a partner at an affiliate of our largest investor, MatlinPatterson, and waived his rights to receive compensation from the Company in 2008.  The $40,000 set forth in the “All Other Compensation” column for 2008 represents cash fees paid to Mr. Campbell for his service as a non-employee director prior to December 2008.  Mr. Campbell was required by the terms of his agreement with MatlinPatterson to remit these cash fees to MatlinPatterson.

(5)
Includes $112,500 paid pursuant to the terms of the retention agreement between the Company and Mr. Stephens entered into in July 2008.  No further payments are owed to Mr. Stephens under this Agreement.

(6)	In light of the Company’s 2008 performance, Mr. Stowell, Mr. Palmaer and Mrs. Wade waived their rights to receive a bonus for 2008.

(7)
In February 2009, Mr. Parnes resigned from his position with the Company.  In connection with the restructuring of the Company, Mr. Dickson’s position was eliminated in April 2009.  As part of a comprehensive settlement of various employment related claims Mr. Parnes had brought against the Company, including claims pursuant to a change in control agreement and claim for a 2008 bonus, the Company and Mr. Parnes entered into a settlement agreement providing for an aggregate payment to Mr. Parnes of $2.4 million.  Of this total amount, $571,000 was attributable to the settlement of a claim for a 2008 bonus and is reflected in the “Bonus” column for 2008.  The remaining $1,829,000 attributable to severance is included in the “All Other Compensation” column for 2009.  In connection with his separation from the Company, Mr. Dickson received a cash severance payment of $1,639,000, which is reflected in the “All Other Compensation” column for 2009.  Additional details regarding Mr. Parnes’ and Mr. Dickson’s separation agreement are provided in the “Compensation Discussion and Analysis” section under the heading “Retirement and Separation Agreements.”

Grants of Plan-Based Awards.  The following table sets forth information concerning awards granted under the Company’s equity and non-equity incentive plans for 2009 to each of the Company’s named executive officers.

GRANTS OF PLAN-BASED AWARDS FOR 2009

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units(4)	All Other Option Awards: Number of Securities Underlying Options		Exercise or Base Price of Option Awards		Grant Date Fair Value of Stock and Option Awards(6)
		(#)	(#)		($/Sh)		($)
Kenneth L. Campbell	06/02/09	—	1,000,000	(1)	2.71	(5)	1,830,000
	06/02/09	—	2,000,000	(2)	3.05	(5)	3,560,000
	06/02/09	—	3,000,000	(2)(3)	4.10	(5)	4,890,000
	02/08/10	300,526	—		—		1,142,000

John M. Stephens	03/09/09	—	350,0000	(1)	0.67		150,500
	02/08/10	28,684	—		—		109,000

Scott D. Stowell	03/09/09	—	1,000,000	(1)	0.67		430,000
	02/08/10	211,315	—		—		803,000

Todd J. Palmaer	03/09/09	—	500,000	(1)	0.67		215,000
	02/08/10	62,631	—		—		238,000

Kathleen R. Wade	03/09/09	—	500,000	(1)	0.67		215,000
	02/08/10	62,631	—		—		238,000
Former Executive Officers

Andrew H. Parnes	—	—	—		—		—

Bruce F. Dickson	03/09/09	—	500,000	(1)	0.67		215,000
_________________________

(1)
Each option has a seven-year term and vests in four equal installments, with one quarter vested on the date of grant and an additional one quarter vested on each of the first three anniversaries of the grant date.  In connection with the termination of his employment, Mr. Dickson’s options were terminated.

(2)	Each option has a seven-year term and vests in four equal installments, with one quarter vested on the date of grant and an additional one quarter vested on each of January 1, 2010, 2011 and 2012 .

(3)	Proposal 2 on page 13 of this proxy statement requests stockholder approval of the 3,000,000 options granted to Mr. Campbell with an exercise price of $4.10.

(4)
Represents the portion of the 2009 discretionary bonuses that were paid in stock in lieu of cash.  These bonuses relate to services and performance by the NEOs in 2009, even though the final allocation between cash and stock was not finalized until February 2010.  These amounts are described in more detail in the “Compensation Discussion and Analysis” section under the heading “2009 and 2010 Named Executive Officer Compensation—2009 Bonus Awards” beginning on page 21 of this proxy statement.

(5)
The market price of the Company’s common stock on June 2, 2009, the date of grant for Mr. Campbell’s stock option, was $2.71, which equals the exercise price of the first tranche of Mr. Campbell’s stock option grant.  The exercise prices of the second and third tranches of Mr. Campbell’s grant were based on the negotiated terms of Mr. Campbell’s employment agreement.  Reference is made to Proposal No. 2 (Approval of June 2009 Stock Option Award to Kenneth L. Campbell) for additional information about Mr. Campbell’s award and the requirement for stockholder approval of the third tranche of the award.

(6)
For a description of the methodology and assumptions used to calculate the grant date fair value of the stock awards and option awards granted, please see Note 15, “Stock Incentive Plans,” to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2009.

Outstanding Equity Awards.  The following table provides a summary of equity awards granted to each of the Company’s named executive officers that were outstanding as of December 31, 2009.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2009

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Name	Exercisable	Unexercisable		($)	Date	(#)(1)	($)(1)
Kenneth L. Campbell	250,000	750,000	(2)	2.7100	06/02/2016	—	—
	500,000	1,500,000	(2)	3.0500	06/02/2016	—	—
	750,000	2,250,000	(2)	4.1000	06/02/2016	—	—

John M. Stephens	3,300	—		43.5300	09/01/2012	—	—
	4,000	—		16.7050	07/24/2013	—	—
	17,500	—		29.8400	02/06/2014	—	—
	8,666	—		27.5850	04/27/2014	—	—
	25,000	—		5.1500	10/30/2014	—	—
	37,500	112,500	(3)	3.1000	08/22/2015	—	—
	87,500	262,500	(4)	0.6700	03/09/2016	—	—

Scott D. Stowell	30,000	—		11.6875	12/13/2010	—	—
	30,000	—		8.2500	04/24/2011	—	—
	19,600	—		11.6700	01/14/2012	—	—
	30,000	—		11.0000	11/12/2012	—	—
	18,000	—		16.7050	07/24/2013	—	—
	15,000	—		27.5850	04/27/2014	—	—
	25,000	—		37.0300	02/03/2011	—	—
	25,000	—		29.8400	02/06/2014	—	—
	200,000	—		4.0200	02/07/2015	—	—
	350,000	1,050,000	(3)	3.1000	08/22/2015	—	—
	250,000	750,000	(4)	0.6700	03/09/2016	—	—

Todd J. Palmaer	15,220	—		11.6700	01/14/2012	—	—
	5,300	—		43.5300	09/01/2012	—	—
	24,000	—		11.0000	11/12/2012	—	—
	10,000	—		16.7050	07/24/2013	—	—
	20,000	—		29.8400	02/06/2014	—	—
	10,000	—		27.5850	04/27/2014	—	—
	50,000	—		4.0200	02/07/2015	—	—
	100,000	300,000	(3)	3.1000	08/22/2015	—	—
	—	375,000	(4)	0.6700	03/09/2016	—	—

Kathleen R. Wade	25,000	—		37.0300	02/03/011	—	—
	10,000	—		11.0000	11/12/2012	—	—
	12,014	—		16.7050	07/24/2013	—	—
	25,000	—		29.8400	02/06/2014	—	—
	15,000	—		27.5850	04/27/2014	—	—
	50,000	—		4.0200	02/07/2015	—	—
	100,000	300,000	(3)	3.1000	08/22/2015	—	—
	125,000	375,000	(4)	0.6700	03/09/2016	—	—

Andrew H. Parnes	—	—		—	—	—	—

Bruce F. Dickson	—	—		—	—	—	—
_________________________

(1)
Stock awards outstanding at December 31, 2009 does not include stock awarded in February 2010 to Kenneth L. Campbell (300,526 shares), Scott D. Stowell (211,315 shares), John M. Stephens (28,684 shares), Todd J. Palmaer (62,631 shares), and Kathleen R. Wade (62,631 shares) as partial payment in lieu of cash for the discretionary bonuses awarded relating to 2009 performance.

(2)	One third of the remaining unexercisable options vests on 1/1/2010, 1/1/2011 and 1/1/2012.

(3)	One third of the remaining unexercisable options vests on 8/22/2010, 8/22/2011 and 8/22/2012.

(4)	One third of the remaining unexercisable options vests on 3/9/2010, 3/9/2011 and 3/9/2012.

Option Exercises and Stock Vested.  The following table sets forth on an aggregated basis for each of the Company’s named executive officers, the number and value of shares of Common Stock acquired upon exercise of stock options, and the number and value of shares of Common Stock acquired upon vesting of restricted stock during 2009.

2009 OPTION EXERCISES AND STOCK VESTED

Option Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise
Name	(#)	($)
Kenneth L. Campbell	—	—
John M. Stephens	—	—
Scott D. Stowell	—	—
Todd J. Palmaer	125,000	206,250
Kathleen R. Wade	—	—
Andrew H. Parnes	—	—
Bruce F. Dickson	—	—

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2009 with respect to the shares of Common Stock that may be issued under our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities listed in column (a)) (c)
Equity compensation plans approved by stockholders(1)(3)	20,194,348	$4.54	5,624,664
Equity compensation plans not approved by stockholders(2)(3)	197,608	$25.80	—
Total	20,391,956	$4.75	5,624,664
_________________________

(1)
Consists of the 1997, 2000, and 2005 Stock Incentive Plans and the 2008 Equity Incentive Plan (the “2008 Plan”).  No additional awards will be made under any plan other than the 2008 Equity Incentive Plan. Under the 2008 Plan each stock award that is other than a stock option or stock appreciation right consumes 1.5 available shares for every 1 awarded share.

(2)	Consists of awards under our 2001 Non-Executive Officer Stock Incentive Plan, approved by our Board of Directors on April 24, 2001. No additional awards will be made under this plan.

(3)
Each plan is administered by the Compensation Committee of the Board of Directors.  The 2008 Plan, which is the only plan pursuant to which future awards may be made, provides the committee discretion to award options, incentive bonuses or incentive stock to employees, directors, and executive officers of the Company and its subsidiaries.  The committee is also authorized to amend, alter or discontinue each plan, except to the extent that it would impair the rights of a participant.  Generally, each option granted under each plan will be exercisable no earlier than one year and no later than seven years from the date of grant, at an exercise price per share equal to or greater than the fair market value of Common Stock on the date of grant. In addition, options may not be repriced without the prior approval of the Company’s stockholders.  Incentive bonus and incentive stock awards granted under each plan may be subject to performance criteria or other conditions designated by the committee at the time of grant.

REPORT OF THE AUDIT COMMITTEE

To: The Board of Directors

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements in the Annual Report on Form 10-K with Company management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters it is required to discuss with the independent registered public accounting firm by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” other standards of the Public Company Accounting Oversight Board (United States), rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Audit Committee has discussed with the independent registered public accounting firm the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by applicable requirements of the Public Company Accounting Oversight Board and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

The Audit Committee also reviewed and discussed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on management’s assessment and the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations; their evaluations of the Company’s internal control, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2009.

AUDIT COMMITTEE
Douglas C. Jacobs (Chairman)
Bruce A. Choate
F. Patt Schiewitz

This Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this report.

INFORMATION CONCERNING AUDITORS

Ernst & Young LLP was retained to audit the Company’s consolidated financial statements for 2009 and to provide various other services to the Company and its subsidiaries. In addition, as part of its annual process, the Audit Committee will consider the appointment of Ernst & Young as the Company’s auditors for fiscal year 2010.  Representatives of Ernst & Young are expected to be present at the 2010 Annual Meeting and they will be given an opportunity to make a statement if they desire to do so and are expected to be available to respond to any appropriate questions from stockholders.

Audit Fees and All Other Fees

The following table sets forth the fees paid or accrued by the Company for the audit and other services provided by Ernst & Young for fiscal years ended December 31, 2009 and 2008.

	Fiscal Year Ended December 31,
	2009	2008
Audit Fees(1)	$921,750	$1,176,815
Audit-Related Fees(2)	1,995	2,500
Tax Fees(3)	205,000	77,278
All Other Fees	—	—
Total(4)	$1,128,745	$1,256,593
_________________________

(1)
Includes fees and expenses related to fiscal year audits and interim reviews of the Company and its financial services subsidiary, Standard Pacific Mortgage, Inc., services rendered in connection with securities offerings, and fees incurred in connection with auditing the Company’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002. Does not include $57,780 and $106,500 in fees and expenses related to fiscal year audits of unconsolidated joint ventures with respect to which the Company, directly or indirectly, is the managing member for the fiscal years ended December 31, 2009 and 2008, respectively.

(2)	Includes fees related to an online subscription to Ernst & Young’s internal accounting literature database.

(3)	Includes fees related to research with respect to various tax issues.

(4)	All fees listed above were approved by the Audit Committee.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee is responsible for pre-approving all audit and permissible non-audit services provided by the independent auditor. For audit services, each year the independent auditor provides the Audit Committee with an engagement letter outlining the scope of the audit and review services proposed to be performed during the year and the cost for performing such services, which must be formally approved by the Audit Committee before such services commence.

Each year, management submits to the Audit Committee a list of audit-related and non-audit services with respect to which the independent auditor may be engaged. When assessing whether it is appropriate to engage the independent auditor to perform such services, the Audit Committee considers, among other things, whether such services are consistent with the auditor’s independence. For those services approved by the Audit Committee, the committee also establishes an aggregate cap on fees associated with such services. In addition, at each regular meeting of the Audit Committee management reports to the committee details of audit related and non-audit related services that were rendered by the independent auditor since the prior meeting.

In order to expedite the handling of unexpected matters, the Audit Committee has authorized its Chairman to approve audit and non-audit services that do not fall within the pre-approved list. If the Chairman approves such services, he reports the action taken to the committee at its next regular meeting. All audit, audit-related and permissible non-audit services provided by the Company’s independent auditors to the Company for the fiscal year ended December 31, 2009 were approved or pre-approved in accordance with the foregoing policy. In addition, the Audit Committee considered the provision of the services listed in the table above by Ernst & Young and determined that the provision of such services was compatible with maintaining the independence of Ernst & Young.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 10, 2010 (except as noted otherwise) regarding ownership of the Company’s Shares by (1) each director of the Company, (2) each executive officer of the Company named in the summary compensation table, (3) all directors and executive officers of the Company as a group, and (4) each person known by the Company to be the beneficial owner of more than 5% of any class of the Company’s Shares. This table is based on information supplied to the Company by the Company’s executive officers and directors and on Schedule 13Gs filed with the Securities and Exchange Commission.  Except as noted below, the address of the named beneficial owner is c/o Standard Pacific Corp., 26 Technology Drive, Irvine, California 92618-2338.

	Common Stock		Senior Preferred Stock
Name of Beneficial Owner	Shares(1)	Percent of Class**	Shares	Percent of Class
Directors and Executive Officers
Kenneth L. Campbell	3,160,240	3.0	—	—
Scott D. Stowell	1,488,985	1.4	—	—
John M. Stephens	285,458	*	—	—
Kathleen R. Wade	586,560	*	—	—
Todd J. Palmaer	556,515	*	—	—
Bruce A. Choate	95,861	*	—	—
Dr. James L. Doti	121,761	*	—	—
Ronald R. Foell	455,109	*	—	—
Douglas C. Jacobs	134,407	*	—	—
David J. Matlin	(2)	(2)	723,499(4)	100
F. Patt Schiewitz	108,407	*	—	—
Peter Schoels	(3)	(3)	723,499(4)	100
Directors and Executive Officers as a Group (13 persons)	7,155,950	6.7	—	—
Former Executive Officers(8)			—	—
Andrew H. Parnes	125,249	*	—	—
Bruce F. Dickson	60,066	*	—	—
5% Beneficial Owners			—	—
MP CA Homes LLC(4)	(4)	(4)	723,499(4)	100
BlackRock, Inc.(5)	10,780,138	10.2	—	—
Renaissance Technologies, LLC(6)	8,077,800	7.6	—	—
Dimensional Fund Advisors LP(7)	5,407,260	5.1	—	—
_________________________

*	Less than one percent.

**
Applicable percentage of ownership is based on 106,112,178 shares of the Common Stock outstanding as of March 10, 2010.  To the Company’s knowledge, none of such shares have been pledged as security by any of the Company’s directors or executive officers.

(1)
The total number of shares listed in the “Shares” column for each named executive officer and director includes the following number of shares subject to options held by such named executive officer or director which are exercisable within 60 days after March 10, 2010: Mr. Campbell 3,000,000, Mr. Stowell 1,242,600, Mr. Stephens 270,966, Mrs. Wade 487,014, Mr. Palmaer 359,520, Mr. Foell 26,000 and Mr. Jacobs 26,000, and all directors and executive officers as a group 5,562,100.  With respect to the 3,000,000 shares subject to options held by Mr. Campbell, 1,500,000 of this amount relates to the Outside Award that is subject to approval by the Company’s stockholders.  See Proposal No. 2 (Approval of June 2009 Stock Option Award to Kenneth L. Campbell).

(2)
As a result of his ownership of 50% of the ownership interests of MatlinPatterson LLC, an affiliate of MP CA Homes LLC, Mr. Matlin may be deemed to be the beneficial owner of all of the shares of Series B Preferred Stock held by MatlinPatterson.

(3)
As a result of his ownership interest in, and employment with, an affiliate of MP CA Homes, LLC, Mr. Schoels may be deemed to be the beneficial owner of all of the shares of Series B Preferred Stock held by MP CA Homes, LLC.  Please see footnote 4 below.

(4)
MP CA Homes LLC (identified as MatlinPatterson throughout the rest of this proxy statement), an affiliate of MatlinPatterson Global Advisers LLC, beneficially owns, and is the record holder of, 723,499 shares of Series B Preferred Stock comprised of 450,829 shares of Series B Preferred Stock and a warrant to acquire 272,670 shares of Series B Preferred Stock, with respect to which it has sole dispositive power. The address of MP CA Homes LLC is 520 Madison Avenue, 35th Floor, New York, NY 10022-4213. The Series B Preferred Stock currently represents 49% of the total voting power of the Shares of the Company. The Series B Preferred Stock will vote with the Common Stock on an as-converted basis, provided that the votes attributable to such shares of Series B Preferred Stock with respect to any holder of Series B Preferred Stock cannot exceed 49% of the total voting power of the Shares of the Company. The Series B Preferred Stock is initially convertible into up to 237,212,786 shares of Common Stock; however, MP CA Homes LLC is not entitled to convert the Series B Preferred Stock into Common Stock unless after such conversion it would hold no more than 49% of the voting power of the Shares of the Company. Upon a voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series B Preferred Stock will receive the amount payable if the Series B Preferred Stock had been converted into Common Stock immediately prior to the liquidating distribution. For such purposes, the as-converted number for the Series B Preferred Stock would be 237,212,786 shares of Common Stock, or 70.3% of the outstanding Common Stock.

(5)
BlackRock, Inc. beneficially owns 10,780,138 shares of Common Stock, over which it has sole voting and dispositive power.  The address of BlackRock, Inc.  is 40 East 52nd Street, New York, NY 10022. This information is based on a Schedule 13G/A filed by BlackRock, Inc. with the Securities and Exchange Commission on March 9, 2010.

(6)
Renaissance Technologies, LLC beneficially owns 8,077,800 shares of Common Stock, 7,544,000 shares over which it has sole voting power, 7,629,100 shares over which it has sole dispositive power and 488,700 shares over which it has shared dispositive power.  The address of Renaissance Technologies, LLC is 800 Third Avenue, New York, NY 10022.  This information is based on a Schedule 13G filed by Renaissance Technologies, LLC with the Securities and Exchange Commission on February 12, 2010.

(7)
Dimensional Fund Advisors LP beneficially owns 5,407,260 shares of Common Stock over which it has sole dispositive power and 5,272,324 shares over which it has sole voting power.  The address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.  This information is based on a Schedule 13G filed by Dimensional Fund Advisors LP with the Securities and Exchange Commission on February 8, 2010.

(8)
The shares listed for each of Messrs. Parnes and Dickson are estimates based on the shares of Common Stock reported as owned (or subject to option) by them prior to the dates of their separations from the Company.

STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS

Any eligible stockholder of the Company wishing to have a proposal considered for inclusion in the Company’s 2011 proxy solicitation materials pursuant to and in compliance with Rule 14a-8 (“Rule 14a-8”) must set forth such proposal in writing and submit it to the Company’s Corporate Secretary on or before December 3, 2010.  The Board of Directors will review proposals from eligible stockholders if they are received by December 3, 2010 and will determine whether such proposals will be included in the Company’s 2011 proxy solicitation materials.  Under Rule 14a-8 a stockholder is eligible to present proposals to the Board of Directors if he or she is the record or beneficial owner of at least one percent, or $2,000 in market value, of Company securities entitled to be voted at the 2011 annual meeting of stockholders and has held such securities for at least one year, and he or she continues to own such securities through the date on which the meeting is held. Proposals must be submitted in accordance with Rule 14a-8 of the Exchange Act of 1934, as amended.

If a stockholder desires to have a proposal presented at the Company’s 2011 annual meeting of stockholders and the proposal is not intended to be included in the Company’s related 2011 proxy solicitation materials, the stockholder must give advance notice to the Company in accordance with the Company’s bylaws. According to the bylaws of the Company, in order for a stockholder proposal to be properly brought before any meeting of stockholders, the stockholder must give notice of the proposal in writing to the Company’s Corporate Secretary at the Company’s principal executive offices by February 11, 2011.  All stockholder proposals must include the information required by the Company’s bylaws. Stockholders may contact the Company’s Corporate Secretary at the address set forth on the next page of this proxy statement for a copy of the bylaw provisions that set forth the requirements for making stockholder proposals and nominating director candidates.  For information about stockholder proposals relating to the nomination of directors, reference is made to the information included under the caption “Director Identification, Qualification and Nominating Procedures” in this proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To the Company’s knowledge, based solely on its review of the copies of reports filed pursuant to Section 16(a) of the Securities Exchange Act of 1934 that were required to be furnished to us, all of the reports required under Section 16(a), during or with respect to the fiscal year ended December 31, 2009, were filed on a timely basis except for a Form 4 for each of Mr. Choate, Mr. Foell, Mr. Jacobs, Dr. Doti and Mr. Schiewitz related to the third quarter director stock grant to each of them (6,685 shares) which were inadvertently filed late.

FORM 10-K ANNUAL REPORT

Along with this proxy statement, the Company has made available to each stockholder entitled to vote, a copy of its Annual Report to Stockholders and Annual Report on Form 10-K. The Company incorporates herein the information set forth in Item 10 of our Form 10-K relating to the executive officers of the Company. The Company will provide, without charge, a copy of its Annual Report on Form 10-K for the year ended December 31, 2009 (without the exhibits thereto) and/or a copy of the exhibits to its 2009 Form 10-K, upon the written or oral request of any stockholder or beneficial owner of its Common Stock. Requests should be directed to the following address:

John P. Babel
Corporate Secretary
Standard Pacific Corp.
26 Technology Drive
Irvine, California 92618-2338
(949) 789-1600

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 12, 2010

The Notice of Internet Availability of Proxy Materials and this proxy statement and Annual Report on Form 10-K for the year ended December 31, 2009 are available at www.proxyvote.com.

FORWARD LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and involve substantial risks and uncertainties, which may cause results to differ materially from those set forth in the statements.  The forward-looking statements may include, but are not limited to, statements made in the CD&A section of this proxy statement regarding the anticipated effects of our compensation structure and programs.  Standard Pacific undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.  Forward-looking statements should be evaluated together with the many uncertainties that affect Standard Pacific’s business, particularly those mentioned under the heading “Risk Factors” in Standard Pacific’s Annual Report on Form 10-K, and in the periodic reports that Standard Pacific files with the SEC on Form 10-Q and Form 8-K.

OTHER MATTERS

At the time of the preparation of this proxy statement, the Board of Directors of the Company was not aware of any other matters that would be presented for action at the Annual Meeting. Should any other matters properly come before the meeting, action may be taken thereon pursuant to the proxies in the form enclosed, which confer discretionary authority on the persons named therein or their substitutes with respect to such matters.